UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 29, 2006

Duska Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-33023	86-0982792
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 660-6690

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 29, 2006, Duska Therapeutics, Inc. (the “Company”) entered into a Note and Warrant Purchase Agreement (the “Agreements”) with each of Heinz Hoeflinger and Global Business Partners AG, a Swiss corporation (each, an “Investor”) whereby the Company issued a convertible promissory note (the “Notes”) in the principal amount of $25,000 and a warrant (the “Warrants”) to purchase 166,666 shares of the Company’s common stock to each Investor. As consideration, each Investor paid the Company $25,000.

Pursuant to the Agreements and the Notes, the Company agreed to pay each Investor $25,000 plus interest of seven percent per annum on the outstanding principal amount. Unless earlier converted into common stock of the Company, each Note becomes due and payable on the earlier of (i) August 29, 2007, (ii) the acceleration of maturity for an event of default as defined in the Notes or (iii) at any time after the Company’s completion of a qualified financing in an amount not less than $25,000, upon 20 days notice from the holder.

The holder may also elect to convert the applicable Note into shares of common stock of the Company. The total number of shares that may be issued upon conversion of each Note is 500,000 (the principal amount of the applicable Note divided by $0.05). So long as no event of default has occurred, the holder has the right to convert all or a portion of the outstanding principal and accrued interest into shares of common stock of the Company at a rate of $0.05, or if there has been an event of default, at a conversion rate of $0.02.

Pursuant to the Agreements, the Company also issued each Investor a Warrant to purchase up to 166,666 (the principal amount of the applicable Note divided by $0.15) shares of common stock of the Company. Each Warrant’s exercise price is $0.15 per share. Each Warrant may be exercised at any time up to and including 5:00 p.m. on August 29, 2011.

The form of the above-referenced Agreements, which includes the Note and Warrant as exhibits, is filed as Exhibit 10.1 hereto and its terms and conditions are incorporated herein by reference.

On August 29, 2006, the Company also entered into a letter agreement with Daniel Flammang, M.D. (the “Letter Agreement”). Pursuant to the terms of the Letter Agreement, Dr. Flammang agreed to provide the Company’s clinical research organization (the “CRO”) with data obtained from his patients in a recently-completed clinical medical study and to assist the CRO with the compilation and processing of the data. The Company agreed to compensate Dr. Flammang through the issuance of (i) 80,000 options to purchase shares of the Company’s common stock at their market price at the end of the day on the date of issuance of the shares (the “Equity Compensation”) and (ii) $50 for each patient whose data is used by the CRO (the “Cash Compensation”). The Equity Compensation was issued on August 29, 2006, the date of the Letter Agreement. The Equity Compensation and the Cash Compensation will be forwarded to Dr. Flammang upon the CRO’s notification to the Company that the compilation of the data provided by Dr. Flammang has been completed.

The Letter Agreement is filed as Exhibit 10.2 hereto and its terms and conditions are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described Item 1.01, which discussion is incorporated herein by reference, the Company issued each Investor a Note, pursuant to which it agreed to pay each Investor $25,000 plus interest of seven percent per annum on the outstanding principal amount, for total debt in the principal amount of $50,000 incurred. At the holder’s option, the applicable Note may be converted into shares of the Company’s common stock. Unless earlier converted into common stock of the Company, each Note becomes due and payable on the earlier of (i) August 29, 2007, (ii) the acceleration of maturity for an event of default as defined in the Notes or (iii) at any time after the Company’s completion of a qualified financing in an amount not less than $25,000, upon 20 days notice from the holder.

Item 3.02. Unregistered Sales of Equity Securities.

As described in Item 1.01, which discussion is incorporated herein by reference, the Company issued each Investor (i) a Note, which is convertible into 500,000 shares of the Company’s common stock at a conversion rate of either $0.02 or $0.05 per share, for a total issuance of Notes convertible into 1,000,000 shares of the Company’s common stock and (ii) a Warrant to purchase 166,666 shares of the Company’s common stock, at an exercise price of $0.15, for a total issuance of Warrants to purchase 333,333 shares of the Company’s common stock.

As described in Item 1.01, which discussion is incorporated herein by reference, the Company issued Dr. Flammang 80,000 options to purchase shares of the Company’s common stock at an exercise price of $0.15 per share. The exercise price is equal to the market price of the Company’s common stock at the end of the day on the date of issuance, August 29, 2006. Pursuant to the terms of the Letter Agreement, the stock options will not be delivered to Dr. Flammang until the CRO’s completion of the compilation of the data provided by him.

The above-referenced securities were issued by the Company in reliance upon an exemption from registration under Rule 506, Section 4(2) of the Securities and Exchange Act of 1933.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Note and Warrant Purchase Agreement.

10.2	Letter Agreement between Duska Therapeutics, Inc. and Daniel Flammang, M.D., dated August 29, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSKA THERAPEUTICS, INC.

By:	/s/ Amir Pelleg, Ph.D.
Amir Pelleg, Ph.D.,
President

Dated: September 5, 2006